EXHIBIT 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”), dated May 23, 2008, is entered into by and between CHRISTOPHER & BANKS, INC. and CHRISTOPHER & BANKS COMPANY, each a Minnesota corporation (jointly and severally, the “Borrower,” and each a “Borrower” as the context requires), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.            The Borrower and the Lender are parties to that certain Amended and Restated Credit and Security Agreement dated November 4, 2005, as amended by a First Amendment to Amended and Restated Credit and Security Agreement dated as of August 28, 2007 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B.            The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to two percent (2.0%) over the applicable Floating Rate or the LIBOR Advance Rate, as the case may be, as such rate may change from time to time.

“Floating Rate” means an annual interest rate equal to the sum of the Prime Rate minus one-quarter of one percent (0.25%), which interest rate shall change when and as the Prime Rate changes.

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Floating Rate Advance is converted to a LIBOR Advance and ending on (but excluding)

the Business Day numerically corresponding to such date that is one, two, three or six months thereafter as designated by the Borrower, during which period the outstanding principal balance of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a)           No Interest Period may be selected for an Advance for a principal amount less than One Million Dollars ($1,000,000), and no more than five (5) different Interest Periods may be outstanding at any one time;

(b)           If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month); and

(c)           No Interest Period applicable to a Revolving Advance may end later than the Maturity Date.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/16th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)            “Base LIBOR” means the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies.  The Borrower understands and agrees that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)           “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” means an annual interest rate equal to the sum of LIBOR plus one and three-quarters of one percent (1.75%).

“Maturity Date” means June 30, 2011.

“Officer” means the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President-Treasury and Vice President-Finance of the Borrower.

“Premises” means all locations where the Borrower conducts its business or has any rights of possession, including as of the date set forth in Exhibit C attached hereto, the locations described in Exhibit C.

2.             The definition of “Wells Fargo Bank Affiliate Obligations” shall be deleted in its entirety from the Credit Agreement and shall not be replaced, and each reference in the Credit Agreement to “Obligations” shall be deleted and replaced with the term “Indebtedness”, and Section 1.1 of the Agreement shall further be amended to include the following definition:

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Borrower to Lender, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation indebtedness arising under any swap, derivative, foreign exchange, hedge, deposit, treasury management or any similar transaction or arrangement that Borrower may enter into at any time with Lender, whether or not Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

3.             Procedures for Requesting Advances.  Section 2.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.2            Procedures for Requesting Advances.  The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)           Type of Advances.  Each Advance shall be funded as either a Floating Rate Advance or a LIBOR Advance, as the Borrower shall specify in a request delivered to the Lender conforming to the requirements of Section 2.2(b); Floating Rate Advances and LIBOR Advances may be outstanding at the same time.  Each request for a LIBOR Advance shall be in multiples of $1,000,000, with a minimum request of at least $1,000,000.  LIBOR Advances shall not be available during Default Periods.

(b)           Time for Requests.  The Borrower shall request each Advance so that it is received by Lender not later than the Cut-off Time (i) with respect to an Advance that is a Floating Rate Advance, on the Business Day on which the Advance is to be made, and (ii) with respect to an Advance that is a LIBOR Advance, on the Business Day that is two (2) Business Days prior to the Business Day on which the Advance is to be made.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and in the case of a request by telephone or telecopy transmission, shall be confirmed in writing (including e-mail) by the Borrower if so requested by the Lender, by (i) an Officer; or (ii)

a Person designated as the Borrower’s agent by an Officer in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer or such a designated agent, which confirmation shall specify whether the Advance shall be a Floating Rate Advance or a LIBOR Advance and, with respect to any LIBOR Advance, shall specify the principal amount of the LIBOR Advance and the Interest Period applicable thereto.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c)           Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the Borrower’s operating account maintained with Lender unless the Lender and the Borrower shall agree to another manner of disbursement.

4.             LIBOR Advances.  Section 2.2A is hereby added to the Credit Agreement as follows:

Section 2.2A         LIBOR Advances.

(a)           Converting Floating Rate Advances to LIBOR Advances; Procedures.  So long as no Default Period is in effect, the Borrower may convert all or any part of the principal amount of any outstanding Floating Rate Advance into a LIBOR Advance by requesting that the Lender convert same no later than the Cut-off Time on the Business Day that is two (2) Business Days prior to the Business Day on which the Borrower wishes the conversion to become effective.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender and shall be confirmed in writing (including e-mail) by the Borrower if the Lender so requests by any Officer or designated agent identified in Section 2.2(b) or Person reasonably believed by the Lender to be such an Officer or designated agent, which request shall specify the Business Day on which the conversion is to occur, the total amount of the Floating Rate Advance to be converted, and the applicable Interest Period.  Each such conversion shall occur on a Business Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Advances shall be in multiples of $1,000,000, with a minimum conversion amount of at least $1,000,000.

(b)           Procedures at End of an Interest Period.  Unless the Borrower requests a new LIBOR Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Borrower convert each LIBOR Advance to a Floating Rate Advance on the last day of the relevant Interest Period.  So long as no Default exists, the Borrower may cause all or any part of any maturing LIBOR Advance to be renewed as a new LIBOR Advance by requesting that the Lender continue the maturing Advance as a LIBOR Advance no later than the Cut-off Time on the Business Day that is two (2) Business Days prior to the Business Day constituting the first day of the new Interest Period.  Each such request shall be confirmed in writing (including e-mail) by the Borrower upon the Lender’s request by any Officer or designated agent identified in Section 2.2(b), or by a Person reasonably believed by the Lender to be such an Officer or designated agent, which confirmation shall be effective upon receipt by the Lender, and which shall specify the amount of the expiring LIBOR Advance to be continued and the applicable Interest Period.  Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Advance shall be in multiples of $1,000,000, with a minimum Advance of at least $1,000,000.

(c)           Setting and Notice of Rates.  The Lender shall, with respect to any request for a LIBOR Advance under Section 2.2 or a conversion or renewal of a LIBOR Advance under this Section 2.2A, provide the Borrower with a LIBOR quote for each Interest Period identified by the Borrower on the Business Day on which the request was made, if the request is received by the Lender prior to the Cut-off Time, or for requests received by the Lender after the Cut-off Time, on the next Business Day or on the Business Day on which the Borrower has requested that the LIBOR Advance be made effective. If the Borrower does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request from Borrower for a LIBOR quote shall be subject to redetermination by the Lender of the applicable LIBOR for the LIBOR Advance.

(d)           Taxes and Regulatory Costs.  The Borrower shall pay the Lender with respect to any Advance, upon demand and in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to the Borrower hereunder, any reasonable allocation made on a timely basis by the Lender among its operations shall be conclusive and binding upon the Borrower.

5.             Contracted Funds Breakage Fees.  Section 2.6(g) is hereby added to the Credit Agreement as follows:

(g)           Contracted Funds Breakage Fees.  The Borrower may prepay the principal amount of the Revolving Note at any time in any amount, whether voluntarily or by acceleration, provided, however, that if the principal amount of any Revolving Note LIBOR Advance is prepaid, the Borrower shall pay to the Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i)            Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii)           Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii)          If the result obtained in (ii) for any month is greater than zero, discount that difference utilizing the LIBOR set forth in (ii) above as the discount factor.

The Borrower acknowledges that prepayment of the Revolving Note may result in the Lender incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities.  The Borrower therefore agrees to pay the above-described contracted funds breakage fee and agrees that said amount represents a reasonable estimate of the contracted funds breakage costs, expenses and/or liabilities of the Lender.

6.             Time for Interest Payments.  Section 2.7(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Time For Interest Payments.  Accrued and unpaid interest accruing on Floating Rate Advances shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date.  If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.  Interest accruing on each LIBOR Advance shall be due and payable on the last day of the applicable Interest Period; provided, however, for Interest Periods that are longer than one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.

7.             Grant of Security Interest.  Section 3.1 of the Credit Agreement shall be deleted in its entirety and restated as follows:

Section 3.1            Grant of Security Interest. The Borrower hereby pledges, assigns and grants to Lender, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of: (a) all present and future Indebtedness of the Borrower to Lender; (b) all obligations of the Borrower and rights of Lender under this Agreement; and (c) all present and future obligations of the Borrower to Lender of other kinds. Upon request by Lender, the

Borrower will grant Lender a security interest in all commercial tort claims that the Borrower may have against any Person.

8.             Inventory and Equipment Locations.  Section 5.1 of the Credit Agreement is hereby amended to add the following immediately prior to the last sentence:

Notwithstanding the foregoing, with respect to Inventory and Equipment located at the Borrower’s store locations, such representation is made as of the date set forth on the list of stores attached to Exhibit C and incorporated by reference to Schedule 5.1.

9.             Capitalization.  Section 5.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.2            Capitalization.  Schedule 5.2 (a) constitutes a correct and complete list of all Persons holding ownership interests and rights to acquire ownership interests, which if fully exercised would cause such Person to hold more than five percent (5%) of all ownership interests of the Borrower on a fully diluted basis, and (b) sets forth the ownership structure of all Subsidiaries of the Borrower, as of the date set forth thereon.

10.           Subsidiaries.  Section 5.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.5            Subsidiaries.  Except as set forth on Schedule 5.2, the Borrower has no subsidiaries.  Borrower will provide Lender not less than ten (10) days’ notice prior to the creation of any new Subsidiary, provided further that such Subsidiary shall execute and deliver to Lender a guaranty in favor of the Lender, in form and substance satisfactory to the Lender, guaranteeing the Obligations of the Borrower, or, at Lender’s discretion, such Subsidiary shall become a Borrower, in each case within thirty (30) days of the creation of such Subsidiary, if such Subsidiary exists at such date.

11.           Litigation.  Section 5.7 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.7            Litigation.  Except as set forth on Schedule 5.7, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a material adverse effect on the financial condition, properties or operations of the Borrower or any of its Affiliates.

12.           Intellectual Property Rights.  Section 5.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.11         Intellectual Property Rights.  Except for Owned Intellectual Property (as defined below) no longer necessary in the operation of Borrower’s business, Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”); provided, however, that with respect to copyrights, the Borrower will provide a then current list of all copyrights as soon as is practicable, but in any event not later than thirty (30) days after request by the Lender, if the Lender is unable to obtain such list, in form and substance acceptable to the Lender, from the database maintained by the U.S. Copyright Office and accessible via its website.  Except as disclosed on Schedule 5.11, and except for Owned Intellectual Property no longer necessary in the operation of Borrower’s business, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

13.           Reporting Requirements.  Section 6.1(h) of the Credit Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted”.

14.           Permitted Liens.  Section 6.3(a)(iv) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(iv)          Purchase money Liens relating to indebtedness or capitalized lease obligations for the acquisition of machinery and equipment (including vehicles) of the Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition;

15.           Investments and Subsidiaries.  The reference to “Schedule 5.5” contained in Section 6.6(d) of the Credit Agreement is hereby deleted in its entirety and replaced with “Schedule 5.2,” and any and all other references to Schedule 5.5 contained in the Credit Agreement are hereby deleted in their entirety.  In addition, Section 6.6 of the Credit Agreement is hereby amended by adding the following subsection (e)

(e)           Investments related to a transaction permitted under Section 6.17, below.

16.           Consolidation and Merger; Asset Acquisitions.  Section 6.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.17         Consolidation and Merger; Acquisitions.  Neither a Borrower nor the Guarantor will consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) the stock or other equity interests or all or substantially all the assets of any other Person unless:

(a)           the Person formed by such consolidation or into which the Borrower or the Guarantor, as the case may be, is merged (if the Borrower or the Guarantor is not the surviving entity), the Person that acquires by conveyance or transfer all or substantially all of the properties and assets of the Borrower or the Guarantor, as the case may be, or the Person which is acquired (i) shall be a Person organized and existing under the laws of the United States of America or any State or the District of Columbia, (ii) shall expressly assume by an amendment to or restatement of this Agreement, or the Guaranty, as applicable, the performance of every covenant of this Agreement on the part of the Borrower or of the Guaranty on the part the Guarantor to be performed or observed and (iii) if such Person is a holding company with a significant portion of its operations conducted and assets held by one or more subsidiaries, shall provide for guaranties from such subsidiaries on substantially the same terms and conditions as are set forth in the Guaranty;

(b)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)           immediately after giving effect to such transaction, the Person formed by such consolidation or into which the Borrower or the Guarantor, as the case may be, is merged or the Person that acquired by conveyance or transfer the stock or other equity interests, or all or substantially all of the properties and assets of the Borrower or the Guarantor, as the case may be, shall have a tangible net worth of not less than the consolidated tangible net worth of the Borrower and Guarantor immediately preceding such transaction;

(d)           the Borrower and the Guarantor have delivered to the Lender an officer’s certificate stating that such consolidation, merger, conveyance, transfer or acquisition and such amendment or restatement complies with this Section 6.17 and that all conditions precedent herein relating to such transaction have been complied with; and

(e)           such consolidation, merger, conveyance, transfer or acquisition has been approved prior to the transaction in writing by the Lender and such approval shall not be unreasonably withheld; provided, however, that no approval by the Lender is required for any acquisition by a Borrower or Guarantor of all of the outstanding stock or other equity interests, or all or substantially all of the assets of any other Person and/or a consolidation or merger in which the Borrower or Guarantor is the surviving Person, as long as the following conditions are satisfied:

(i)            the conditions specified in subsections (a) through (d) above, as applicable, are satisfied;

(ii)           the line or lines of business of the Person or assets to be acquired by, or merged or consolidated into, such Borrower or Guarantor are substantially the same line of business conducted by the Borrower; and

(iii)          the aggregate purchase price of all acquisitions and value of any consideration for any merger or consolidation (including, for any transaction, the assumption of any liabilities) by the Borrowers and Guarantor for the current fiscal year to date, including the proposed acquisition, merger or consolidation, is less than or equal to $25,000,000.

Upon any consolidation or merger of the Borrower or the Guarantor into another entity, or any conveyance or transfer of all or substantially all of the properties and assets of the Borrower or the Guarantor in accordance herewith, the successor entity formed by such consolidation or into which the Borrower or the Guarantor, as the case may be, is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor entity had been named as the Borrower herein.

17.           Premises.  Exhibit C of the Credit Agreement is hereby replaced with Exhibit C attached hereto.

18.           Credit Agreement Schedules.  Schedules 5.1, 5.2, 5.7, 5.11, 5.14, 6.3 and 6.4 to the Credit Agreement are hereby replaced with Schedules 5.1, 5.2, 5.7, 5.11, 5.14, 6.3 and 6.4 attached hereto.

19.           Dissolution of Christopher & Banks Services Company.  The parties acknowledge and agree that on or about November 2, 2007, Christopher & Banks Services Company, a Minnesota corporation (“CBSC”), and a Borrower under the Credit Agreement, was dissolved pursuant to Articles of Dissolution filed with the Minnesota Secretary of State.  Borrowers hereby represent and warrant that CBSC did not have any outstanding debts, obligations or liabilities (other than the Indebtedness under the Credit Agreement) and that any and all properties, assets and claims of CBSC were distributed to Christopher & Banks Company, a Minnesota corporation and the sole shareholder of CBSC.  Any and all references to CBSC in the Credit Agreement and Loan Documents are hereby removed from such documents.

20.           Waiver of Defaults. The dissolution of CBSC discussed in Paragraph 19, above constitutes an Event of Default under Section 7.1(e) of the Credit Agreement (the “Existing Default”).  Upon the terms and subject to the conditions set forth in this Amendment, Lender hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

21.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

22.           Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof together with the Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.

23.           Undertakings.  Borrower hereby agrees that within sixty (60) days of the date of this Amendment, Borrower shall deliver to Lender an appropriate third-party disclaimer and consent or waiver related to Borrowers’ Inventory located at the Shepherdsville, Kentucky inventory location listed on Schedule 5.1 attached hereto.

24.           Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           After giving effect to this Amendment, all of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

25.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

26.           No Other Waiver. Except as set forth in Paragraph 20 hereof, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

27.           Release. The Borrower, and each Guarantor executing the Acknowledgment and Agreement of Guarantor set forth below, hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

28.           Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

29.           Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor set forth below may be executed in any number of counterparts and by facsimile or e-mail transmission, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LENDER:		BORROWER:

WELLS FARGO BANK, NATIONAL ASSOCIATION		CHRISTOPHER & BANKS, INC.

By	/s/ Kerri L. Otto	By:	/s/ Andrew K. Moller
Kerri L. Otto		Andrew K. Moller
Its Vice President		Executive Vice President &
Chief Financial Officer

CHRISTOPHER & BANKS COMPANY

		By:	/s/ Andrew K. Moller
Andrew K. Moller Executive Vice President & Chief Financial Officer

[Signature Page to Second Amendment to Amended and Restated Credit Agreement]

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of CHRISTOPHER & BANKS, INC., and CHRISTOPHER & BANKS COMPANY, each a Minnesota corporation (collectively referred to herein as, the “Borrower”) to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, pursuant to a Guaranty dated November 4, 2005 (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 28 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Lender pursuant to the terms of the Guaranty; and (iv) acknowledges that Lender may amend, restate, extend, renew or otherwise modify the Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

CHRISTOPHER & BANKS CORPORATION

/s/ Andrew K. Moller
By Andrew K. Moller
Its Executive Vice President and
Chief Financial Officer

Exhibit C to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement are as follows:

1.  Headquarters and Distribution Center:

2400 Xenium Lane North

Plymouth, Minnesota 55441

2.  Stores:

See attached spreadsheets.

Schedule 5.1 to Credit and Security Agreement

TRADE NAMES, CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF BUSINESS,
AND LOCATIONS OF COLLATERAL

TRADE NAMES

Christopher & Banks

C.J. Banks

Acorn

CHIEF EXECUTIVE OFFICE/PRINCIPAL PLACE OF BUSINESS

2400 Xenium Lane North

Plymouth, Minnesota 55441

OTHER INVENTORY AND EQUIPMENT LOCATIONS

150 Omicron Court, Shepherdsville, KY 40165

See spreadsheets attached to Exhibit C.

Schedule 5.2 to Credit and Security Agreement

CAPITALIZATION AND ORGANIZATIONAL CHART

Christopher & Banks Corporation, a Delaware corporation (“CBK”), is the parent organization and its stock is traded on the New York Stock Exchange.  Christopher & Banks, Inc., a Minnesota corporation (“CBI”) and wholly-owned subsidiary of CBK, is the operating company and the Borrower under the Credit and Security Agreement.  As of May 23, 2008, Christopher & Banks Company, a Minnesota corporation (“CBC”), is a wholly owned subsidiary of CBI.

Schedule 5.7 to Credit and Security Agreement

LITIGATION MATTERS

None.

Schedule 5.11 to Credit and Security Agreement

INTELLECTUAL PROPERTY DISCLOSURES

The Borrower has the following trademarks and applications to register trademarks:

See the attached list.

The Borrower files a copyright on many of its designs and as of May 23, 2008 has in excess of 5,800 copyrights registered with the U.S. Copyright Office.  This list is subject to continual changes, and a current list of all recorded copyrights owned by the Borrower and/or the Guarantor may be obtained by the Lender from the U.S. Copyright Office’s website.

Schedule 5.14 to Credit and Security Agreement

ENVIRONMENTAL MATTERS

None.

Schedule 6.3 to Credit and Security Agreement

PERMITTED LIENS

None.

Schedule 6.4 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

INDEBTEDNESS

NONE.

GUARANTIES

NONE.